Exhibit 99.1

Steve Madden Announces Record Results for Second Quarter 2011
Raises Fiscal 2011 Guidance

LONG ISLAND CITY, N.Y., August 2, 2011 /PRNewswire-FirstCall/ -- Steve Madden (Nasdaq: SHOO), a leading designer and marketer of fashion footwear and accessories for women, men and children, today announced financial results for the second quarter ended June 30, 2011.

●	Second quarter net sales increased 31.8% to $209.2 million.
●	Retail comparable store sales increased 11.6% for the second quarter.
●
Second quarter net income increased 20.1% to $23.8 million, or $0.55 per diluted share, compared to $19.8 million, or $0.47 per diluted share in the prior year’s second quarter, adjusted for a three-for-two stock split payable to shareholders of record on May 20, 2011.

●	Increase in fiscal 2011 diluted EPS guidance to a range of $2.15 to $2.20.

Edward Rosenfeld, Chairman and Chief Executive Officer, commented, “Our second quarter results reflect solid execution across the Company. Our flagship Steve Madden brand led the way, as the trend-right merchandise created by Steve and his design team resulted in strong gains in the Steve Madden Women’s Wholesale, Retail and International divisions. In addition, we further enhanced our footwear and accessories offerings in the quarter with the acquisitions of Topline and Cejon, both completed in May. We believe that the continued momentum in our core business, combined with the expansion opportunities in our newer businesses, sets the stage for long term sales and earnings growth for the Company.”

Second Quarter 2011 Results

Second quarter net sales were $209.2 million compared to $158.7 million reported in the comparable period of 2010. Net sales from the wholesale business rose 35.6% to $175.2 million from $129.2 million in the second quarter of 2010. The growth was primarily driven by (i) strong gains in the Steve Madden Women’s and International businesses; (ii) the transition of the Company’s Target private label and Olsenboye footwear businesses from the buying agency model to the wholesale model; and (iii) net sales contributions from the recent acquisitions, Topline and Cejon, both completed in May. Retail net sales grew 15.3% to $34.0 million from $29.5 million in the second quarter of the prior year. Same store sales increased 11.6% following a 7.4% increase in the prior year’s second quarter. The Company opened 1 full-price store and 1 outlet store, acquired 1 Report store in the Topline acquisition, and closed 3 stores in the quarter.

Gross margin was 40.2% in the second quarter as compared to 43.4% in the comparable period of 2010. Gross margin in the wholesale business was 35.4% in the second quarter as compared to 38.7% in the prior year’s second quarter, with the decrease due to sales mix shifts as a result of the inclusion of the Company’s Target private label footwear business in net sales and the addition of the Topline business, which is largely private label and therefore carries a lower gross margin than the rest of our wholesale business. Excluding these businesses, gross margin in the wholesale business would have been moderately higher in the second quarter as compared to the second quarter of last year. Retail gross margin increased to 64.8% for the second quarter from 63.9% in the comparable period of the prior year as a result of more full-price selling and reduced discounting.

Operating expenses as a percent of sales were 24.5% for the second quarter compared to 26.5% in the same period of the prior year, due to leverage on increased sales.

Operating income for the second quarter was $37.2 million, or 17.8% of net sales, compared with operating income of $32.1 million, or 20.2% of net sales, in the same period of 2010.

Net income increased 20.1% to $23.8 million, or $0.55 per diluted share, in the second quarter compared to $19.8 million, or $0.47 per diluted share in the prior year’s second quarter, adjusted for a three-for-two stock split payable to shareholders of record on May 20, 2011.

The Company ended the quarter with 83 retail locations, including the Company’s Internet store.

Six-Month 2011 Results

For the first six months of 2011, net sales increased 29.2% to $374.9 million from $290.3 million in the comparable period last year.

Net income was $41.6 million, or $0.97 per diluted share, for the first six months of 2011 compared to $35.2 million or $0.83 per diluted share in the first six months of 2010, adjusted for a three-for-two stock split payable to shareholders of record on May 20, 2011.

At the end of the second quarter, cash, cash equivalents and marketable securities totaled $132.2 million.

Arvind Dharia, Chief Financial Officer, commented, “Our strong financial performance and prudent capital management has enabled us to make strategic investments while maintaining a strong balance sheet.”

Company Outlook

For fiscal 2011, the Company now expects net sales to increase 47 – 49% compared to 2010. Diluted EPS is now expected to be in the range of $2.15 – $2.20, compared to previous guidance of diluted EPS in the range of $2.03 – $2.10.

Conference Call Information

As previously announced, interested stockholders are invited to listen to the second quarter earnings conference call scheduled for today, Tuesday, August 2, 2011, at 8:30 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed by logging onto http://www.stevemadden.com. An online archive of the broadcast will be available within one hour of the conclusion of the call and will be accessible for a period of 30 days following the call. Additionally, a replay of the call can be accessed by dialing 877-870-5176, passcode 4439336, and will be available until September 2, 2011.

About Steve Madden

Steve Madden designs, sources and markets fashion-forward footwear and accessories for women, men and children. In addition to marketing products under its owned brands including Steve Madden, Steven by Steve Madden, Madden Girl, Stevies, Betsey Johnson, Betseyville, Report, Report Signature, R2 by Report and Big Buddha, the Company is the licensee of various brands, including Olsenboye for footwear, handbags and belts, Elizabeth and James, Superga, l.e.i. and GLO for footwear and Daisy Fuentes for handbags. The Company also designs and sources products under private label brand names for various retailers. The Company’s wholesale distribution includes department stores, specialty stores, luxury retailers, national chains and mass merchants. The Company also operates 83 retail stores (including the Company’s online store). The Company licenses certain of its brands to third parties for the marketing and sale of certain products, including for ready-to-wear, outerwear, intimate apparel, eyewear, hosiery, jewelry, fragrance and bedding and bath products.

Safe Harbor

This press release and oral statements made from time to time by representatives of the Company contain certain “forward-looking statements” as that term is defined in the federal securities laws. The events described in forward-looking statements may not occur. Generally these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of the Company’s plans or strategies, projected or anticipated benefits from acquisitions to be made by the Company, or projections involving anticipated revenues, earnings or other aspects of the Company’s operating results. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward looking statements. The Company cautions you that these statements concern current expectations about the Company’s future results and condition and are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond the Company’s control, that may influence the accuracy of the forward-looking statements and the projections upon which the forward-looking statements are based. Factors that may affect the Company’s results include, but are not limited to, the risks and uncertainties discussed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission. Any one or more of these uncertainties, risks and other influences could materially affect the Company’s results of operations and condition and whether forward looking statements made by the Company ultimately prove to be accurate and, as such, the Company’s actual results, performance and achievements could differ materially from those expressed or implied in these forward looking statements. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

STEVEN MADDEN, LTD AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(Unaudited)
(In thousands, except per share amounts)

	Three months ended		Six Months Ended
	Jun 30, 2011	Jun 30, 2010	June 30, 2011	June 30,2010

Net sales	$209,152	$158,664	$374,907	$290,272
Cost of sales	125,057	89,815	221,680	161,486
Gross profit	84,095	68,849	153,227	128,786
Commission and licensing fee income, net	4,432	5,229	8,999	11,413
Operating expenses	51,339	42,025	97,583	83,287
Income from operations	37,188	32,053	64,643	56,912
Interest and other income, net	1,656	942	3,173	1,726
Income before provision for income taxes	38,844	32,995	67,816	58,638
Provision for income taxes	15,149	13,196	26,269	23,454
Net income	23,695	19,799	41,547	35,184
Net loss attributable to noncontrolling interest	89	—	89	—
Net income attributable to Steven Madden, Ltd	$23,784	$19,799	$41,636	$35,184

Basic income per share	$0.56	$0.48	$0.99	$0.85
Diluted income per share	$0.55	$0.47	$0.97	$0.83

Weighted average common shares outstanding - Basic	42,156	41,442	42,053	41,313
Weighted average common shares outstanding - Diluted	43,259	42,455	43,025	42,344

STEVEN MADDEN, LTD AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(In thousands)

	Jun 30, 2011	Dec 31, 2010	Jun 30, 2010
	(Unaudited)		(Unaudited)

Cash and cash equivalents	$31,261	$66,151	$42,807
Marketable securities (current & non current)	100,937	127,606	121,155
Receivables, net	160,606	70,948	85,087
Inventories	67,723	39,557	44,466
Other current assets	19,285	20,122	22,525
Property and equipment, net	25,896	20,791	21,297
Goodwill and intangibles, net	172,364	81,275	51,444
Other assets	18,205	21,246	12,573
Total assets	$596,277	$447,696	$401,354

Accounts payable	$96,208	$37,089	$44,309
Contingent payment liability - current portion	5,899	—	—
Other current liabilities	39,203	34,342	31,070
Contingent payment liability	36,904	12,372	12,000
Other long term liabilities	5,915	6,595	6,804
Total Steven Madden, Ltd stockholders’ equity	412,237	357,298	307,171
Noncontrolling interest	(89)	—	—
Total liabilities and stockholders’ equity	$596,277	$447,696	$401,354

STEVEN MADDEN, LTD AND SUBSIDIARIES
CONDENSED CONSOLIDATED CASH FLOW DATA
(Unaudited)
(In thousands)

	Six months ended
	Jun 30, 2011	Jun 30, 2010

Net cash provided by operating activities	$21,894	$20,851

Investing Activities
Purchase of property and equipment	(5,973)	(1,232)
Purchases / sales of marketable securities, net	27,097	(34,825)
Acquisitions, net of cash acquired	(85,234)	(11,119)
Net cash used in investing activities	(64,110)	(47,176)

Net cash provided (used) in financing activities	7,326	(134)

Net decrease in cash and cash equivalents	(34,890)	(26,459)

Cash and cash equivalents at the beginning of the period	66,151	69,266

Cash and cash equivalents at the end of the period	$31,261	$42,807

Contact
ICR, Inc.
Investor Relations
Jean Fontana or Joseph Teklits, 203-682-8200
www.icrinc.com